Exhibit 99.1

July 27, 2004

Contact:
J. Bradley Scovill
Senior Executive Vice President and Chief Financial Officer
Phone: 717-581-6030

FOR IMMEDIATE RELEASE

Sterling Financial Announces Record Earnings

LANCASTER, PA – Sterling Financial Corporation (Nasdaq: SLFI) announced record earnings for the quarter and six months ended June 30, 2004.

Results of Operations

Quarter Ended June 30, 2004

Sterling’s net income was $8.216 million for the quarter ended June 30, 2004, an increase of $1.272 million, or 18.3%, from the second quarter of 2003. Diluted earnings per share totaled $0.37 for the second quarter 2004 versus $0.33 for the same period in 2003, an increase of 12.1%. Return on average realized equity for the second quarter of 2004 was 15.40%, compared to 14.79% in 2003.

During the second quarter of 2004, Sterling continued its trend of improving net interest income, from $21.177 million for the second quarter of 2003 to $23.720 million in 2004, a 12.0% increase. The improvement is primarily the result of a shift in the composition of Sterling’s interest earning assets, away from lower yielding federal funds and securities, to higher yielding loans, particularly commercial loans and finance receivables. Additionally, favorable influences in the funding mix contributed to higher levels of net interest income, as lower levels of certificate of deposit balances were replaced with higher average balances in non-interest bearing deposits and money market accounts. The favorable mix in interest earning assets and interest bearing liabilities resulted in an improvement in net interest margin, from 4.66% for the quarter ended June 30, 2003, to 4.78% in 2004.

Non-interest income, excluding securities gains, was $13.801 million for the quarter ended June 30, 2004, a 17.9% increase over $11.707 million earned in 2003, despite a decline in mortgage banking income and rental income on operating leases of $559 thousand. As anticipated, the revenue generated from the acquisition in the fourth quarter of 2003 of Church Capital Management LLC, a registered investment advisor, and Bainbridge Securities, Inc., a NASD registered broker dealer was sufficient to offset the downward trends in mortgage banking and rental income. Trust and investment management income was $2.202 million for the second quarter of 2004, compared to $1.099 million in the same period of 2003, a 100% increase. Brokerage fees and commissions also had significant growth, from $255 thousand for the second quarter of 2003, to $910 thousand for 2004. Additionally, Sterling’s newest affiliate, StoudtAdvisors, an employee benefit and consulting firm acquired at the end of May 2004, produced higher revenues than prior periods. Insurance commissions and fees totaled $654 thousand for the three months ended June 30, 2004, compared to $88 thousand in 2003.

Consistent with the first quarter of 2004, Sterling recognized securities gains in the second quarter of $514 thousand. These gains were primarily the result of two separate equity investment strategies; one which resulted in the exit of insurance industry positions that resulted from their demutualization, and two gains that were taken upon the liquidation of certain bank stocks because we believed these stocks were fully valued. Currently, we intend to the proceeds from the sale of these securities to fund geographic expansion initiatives.

Non-interest expenses were $25.919 million for the quarter ended June 30, 2004, compared to $22.735 million in 2003, a 14.0% increase. A primary reason for the increase in non-interest expenses is due to new and enhanced financial services products being offered to Sterling’s customers, including brokerage services, registered investment advisor consultation, and employee benefits brokerage and consulting. The affiliates that provide these services had total non-interest expenses of nearly $1.600 million for the quarter ended June 30, 2004, with no similar expenses in 2003. In addition, non-interest expense growth can be attributed to the expansion of our market territory into new geographic regions, including Berks County, Pennsylvania, Carroll County, Maryland, and New Castle County, Delaware. As a result of new markets served and new products offered, increases were noted in virtually every non-interest expense category.

As a result of Sterling’s expansion into new market territories and its impact on expenses, combined with the acquisition of non-bank affiliates that generally carry higher expense to revenue ratios than bank affiliates, Sterling’s efficiency ratio slipped from 59.7% for the quarter ended June 30, 2003 to 61.0% for the same quarter in 2004.

Six Months Ended June 30, 2004

Sterling’s net income was $15.845 million for the six months ended June 30, 2004, an increase of $2.276 million, or 16.8%, over the same period in 2003. Diluted earnings per share totaled $0.72 for the six months ended June 30, 2004, versus $0.64 in 2003, an increase of 12.5%. Return on average realized equity for the first half of 2004 was 15.10%, compared to 14.67% in 2003.

On a year-to-date basis, similar trends were noted as in the quarter-to-date results. As a result of the favorable mix in interest earning assets and liabilities, Sterling was able to increase its net interest income from $41.748 million for the first half of 2003, to $46.287 million in 2004. Sterling’s net interest margin was 4.71% for the six months ended June 30, 2004, compared to 4.65% in 2003.

The acquisition of Church Capital Management, Bainbridge Securities and StoudtAdvisors favorably impacted non-interest income. For the six months ended June 30, 2004, total non-interest income, excluding securities gains, was $26.487 million, a $3.352 million, or 14.5%, increase over 2003. The revenue generated from the new services provided more than offset the declines noted in mortgage banking income and rental income on operating leases.

Securities gains for the six months ended June 30, 2004 were $1.031 million, a $987 thousand increase over 2003, and is the direct result of the investment strategies of exiting insurance industry positions that resulted from their demutualization, and gains that were taken upon the liquidation of certain bank stocks given favorable market conditions.

Noninterest expenses for the first half of 2004 were $50.891 million, an increase of $6.244 million, or 14.0%, over 2003. The increase in noninterest expenses is consistent with the growth that Sterling has experienced, including organic growth within the markets served, expansion of geographic markets, and a wider array of financial services products provided to customers, including brokerage services, registered investment advisor consultation, and employee benefits brokerage and consulting. Intangible asset amortization was $548 thousand for the six months ended June 30, 2004, compared to $73 thousand in 2003, a direct result of the identifiable intangible assets that resulted from the acquisition of Church Capital Management and StoudtAdvisors.

Sterling’s efficiency ratio slipped from 59.3% for the six months ended June 30, 2003 to 61.5% in 2004. This is the direct result of the intangible asset amortization and expansion into new market territories and its impact on expenses, combined with the acquisition of non-bank affiliates that generally carry higher expense to revenue ratios than bank affiliates.

Financial Position

Total assets were $2.376 billion at June 30, 2004, a 7.0% increase over June 30, 2003’s total assets of $2.222 billion. Total assets increased slightly from December 31, 2003’s totals of $2.344 billion.

Net loans outstanding were $1.604 billion at June 30, 2004, an 8.3% increase over the year end balance of $1.481 billion, and a 15.4% increase over June 30, 2003’s balance of $1.390 billion. Sterling continues to experience strong loan growth that has resulted from an improving local and national economy, particularly in the commercial and finance receivable portfolios. Sterling’s emerging markets, including Berks and Lebanon counties, Pennsylvania, Carroll County, Maryland, and New Castle County, Delaware, have also contributed to the growth in loans receivable.

Sterling has utilized several funding sources to grow its loan portfolio, including internal sources such as retained earnings and deposit growth, maturing investment securities, and reallocation of short-term investments and federal funds sold. Deposits were $1.805 billion at June 30, 2004, an increase of $72 million, or 4.1%, from June 30, 2003. Since year end, Sterling has grown its deposits by $27 million.

Additional funding sources included short-term borrowings and long-term debt. These external funding sources increased $75.557 million from June 30, 2003, to June 30, 2004, and $13.843 million since December 31, 2003.

J. Roger Moyer, Jr., President and Chief Executive Officer of Sterling Financial Corporation, commenting on 2004’s results stated, “We continue to be pleased with our strategy of offering a diversified array of financial service products to our customers that can be seen in our 2004 results. For the quarter ended June 30, 2004, noninterest income increased 17.9% over 2003’s results. The results of our newest fee-based affiliates, including StoudtAdvisors, Church Capital Management, and Bainbridge Securities, have contributed greatly to our revenue stream. Net interest income has also increased 12.0%, as our specialty and commercial lenders are generating nice volume growth as well.”

Moyer further added, “While we have been diversifying our financial services product offerings, we have also been focused on the expansion of our banking activities. Our emerging markets, including Berks County, Pennsylvania, Carroll County, Maryland, and New Castle County, Delaware, also continue to reap the benefit of market disruption, and have contributed to our asset growth. We are very excited about our newest emerging market, Pennsylvania’s Capital Region, with our announced agreement with The Pennsylvania State Banking Company. 2004 has been very exciting for Sterling’s employees and shareholders, and we look forward to continuing this momentum.”

This press release refers to the efficiency ratio that is a non-GAAP financial measure that we believe provides readers with important information regarding Sterling’s operational efficiency. Comparison of Sterling’s efficiency ratio with other companies’ may not be appropriate, as they may calculate their efficiency ratio in a different manner.

Sterling’s calculation of the efficiency ratio is computed by dividing noninterest expenses, less depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, less depreciation on operating leases. Sterling nets the depreciation on operating leases against related income, as it is consistent with utilizing net interest income presentation for comparable capital leases, which nets interest expense against interest income. The efficiency ratio excludes unusual items, including gains on securities activities, interest collected on charged-off loans, etc.

Sterling Financial Corporation is a family of financial services organizations that operates 56 banking locations in south central Pennsylvania, northern Maryland, and northern Delaware, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County, PennSterling Bank, and Delaware Sterling Bank. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC (a specialty commercial finance company), Sterling Financial Settlement Services LLC, Sterling Financial Trust Company and Church Capital Management LLC (a registered investment advisor) with combined assets under management of $1.7 billion, Bainbridge Securities, Inc. (a securities broker/dealer) and StoudtAdvisors (an employee benefits consulting and brokerage firm).

In June 2004, Sterling announced that it entered into a definitive agreement to acquire The Pennsylvania State Banking Company, based in Camp Hill, Pennsylvania. The acquisition of The Pennsylvania State Banking Company will provide Sterling an entrance into Cumberland and Dauphin, Pennsylvania, and will add over $200 million in assets. The acquisition of The Pennsylvania State Banking Company is expected to be completed in the fourth quarter of 2004 or the first quarter of 2005.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the timing of the proposed merger with The Pennsylvania State Banking Company being delayed, costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,	June 30,
	2004	2003	2003
(Dollars in thousands)
Assets

Cash and due from banks	$52,666	$64,996	$71,000

Federal funds sold	76	19,102	34,779

Cash and cash equivalents	52,742	84,098	105,779

Interest-bearing deposits in banks	5,207	4,102	4,265

Short-term investments	3,348	11,275	1,068

Mortgage loans held for sale	9,374	11,520	17,858

Securities held-to-maturity	35,228	35,956	34,685

Securities available-for-sale	471,113	540,049	513,115

Loans, net of allowance for loan losses (2004 — $15,566; 2003 — $14,656 and $13,642)	1,603,733	1,481,369	1,390,188

Premises and equipment, net	38,110	38,720	35,867

Assets held for operating lease, net	57,474	57,891	61,860

Other real estate owned	403	520	2,782

Goodwill	40,779	30,490	18,316

Intangible assets	10,959	5,083	93

Mortgage servicing rights	2,878	2,908	2,135

Accrued interest receivable	10,912	11,236	10,939

Other assets	34,187	28,300	23,014

Total assets	$2,376,447	$2,343,517	$2,221,964

Liabilities

Deposits:

Noninterest-bearing	$253,534	$249,929	$219,289

Interest-bearing	1,551,698	1,528,468	1,514,184

Total deposits	1,805,232	1,778,397	1,733,473

Short-term borrowings	59,759	43,878	40,487

Long-term debt	193,724	195,762	137,439

Subordinated notes payable	56,702	56,702	56,702

Accrued interest payable	5,795	6,273	8,424

Other liabilities	28,152	42,494	35,266

Total liabilities	2,149,364	2,123,506	2,011,791

Stockholders’ equity

Preferred stock	—	—	—

Common stock	110,289	108,883	84,643

Capital surplus	49,546	44,615	34,603

Restricted stock	(4,389)	(4,877)	—

Retained earnings	68,147	58,874	70,713

Accumulated other comprehensive income	4,583	13,827	20,359

Common stock in treasury, at cost	(1,093)	(1,311)	(145)

Total stockholders’ equity	227,083	220,011	210,173

Total liabilities and stockholders’ equity	$2,376,447	$2,343,517	$2,221,964

Ratios:

Book value per realized share	$10.19	$9.60	$8.98

Allowance for loan losses to total loans	0.96%	0.98%	0.97%

Allowance for loan losses to nonperforming loans	570%	315%	349%

Nonperforming loans to total loans	0.17%	0.31%	0.28%

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended, June 30,		Six Months Ended, June 30,
(Dollars in thousands, except per share data)	2004	2003	2004	2003

Interest and dividend income
Loans, including fees	$27,189	$24,500	$53,156	$48,491
Debt securities
Taxable	3,216	4,081	6,698	8,593
Tax-exempt	2,635	2,451	5,253	4,891
Dividends	150	150	288	304
Federal funds sold	12	82	36	146
Short-term investments	3	7	16	19

Total interest and dividend income	33,205	31,271	65,447	62,444

Interest expense
Deposits	6,386	7,628	12,934	15,672
Short-term borrowings	429	397	836	777
Long-term debt	1,916	1,782	3,873	3,698
Subordinated debt	754	287	1,517	549

Total interest expense	9,485	10,094	19,160	20,696

Net interest income	23,720	21,177	46,287	41,748

Provision for loan losses	915	909	1,629	1,944

Net interest income after provision for loan losses	22,805	20,268	44,658	39,804

Noninterest income
Trust and investment management income	2,202	1,099	4,356	2,238
Service charges on deposit accounts	1,498	1,440	2,972	2,814
Other service charges, commissions and fees	915	938	1,790	1,808
Brokerage fees and commissions	910	255	1,738	423
Insurance commissions and fees	654	88	721	181
Mortgage banking income	629	920	1,038	1,715
Rental income on operating leases	6,166	6,434	12,401	12,854
Other operating income	827	533	1,471	1,102
Securities gains	514	40	1,031	44

Total noninterest income	14,315	11,747	27,518	23,179

Noninterest expenses
Salaries and employee benefits	11,401	9,438	22,441	18,586
Net occupancy	1,319	1,152	2,748	2,463
Furniture and equipment	1,726	1,540	3,448	3,073
Professional services	1,317	862	2,082	1,616
Depreciation on operating lease assets	5,210	5,327	10,446	10,612
Taxes other than income	483	442	1,073	807
Intangible asset amortization	298	37	548	73
Other	4,165	3,937	8,105	7,417

Total noninterest expenses	25,919	22,735	50,891	44,647

Income before income taxes	11,201	9,280	21,285	18,336
Income tax expenses	2,985	2,336	5,440	4,767

Net income	$8,216	$6,944	$15,845	$13,569

Per share information:
Basic earnings per share	$0.38	$0.33	$0.74	$0.64
Diluted earnings per share	0.37	0.33	0.72	0.64
Dividends declared	0.15	0.14	0.30	0.27

Performance ratios:
Return on average assets	1.41%	1.29%	1.37%	1.28%
Return on average realized equity	15.40%	14.79%	15.10%	14.67%
Efficiency ratio	61.02%	59.74%	61.48%	59.29%